                          COMMUNITY PSYCHIATRIC CENTERS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                                                  April 15, 1994

TO THE STOCKHOLDERS:

     The annual meeting of the stockholders of COMMUNITY PSYCHIATRIC CENTERS, a Nevada corporation, will be held on Thursday, May 19, 1994, at 11:00 A.M. Pacific Daylight Time, at CPC Laguna Hills Hospital, 24552 Pacific Park Drive, Laguna Hills, California 92656, for the following purposes:

     1.   To elect three directors for three-year terms;

     2. To vote on a shareholder proposal recommending that the Board of Directors terminate the Company's Shareholder Rights Plan (the "Rights Plan") and redeem all rights heretofore issued thereunder unless the Rights Plan is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the Company's shareholders to be held as soon as practical; and

     5. To transact such other business as may properly come before the meeting or any adjournment of it.

     Only stockholders of record at the close of business on April 1, 1994, will be entitled to notice of and to vote at the meeting.

     If you do not expect to attend the meeting in person, please date and sign the enclosed proxy and return it promptly by mail in the envelope provided.

                              By Order of the Board of Directors


                                        MORGAN L. STAINES
                                            SECRETARY

                          COMMUNITY PSYCHIATRIC CENTERS

                                MAILING ADDRESS:
                            24502 PACIFIC PARK DRIVE
                         LAGUNA HILLS, CALIFORNIA  92656
                                  _____________


                                 PROXY STATEMENT

TO THE STOCKHOLDERS:

     The proxy accompanying this statement is solicited on behalf of the Board of Directors of Community Psychiatric Centers (the "Company") for use at the annual meeting of stockholders to be held on May 19, 1994, and at any adjournment of it; it will be used for the purposes described in the foregoing notice of meeting. This Proxy Statement and the accompanying proxy will be first mailed to stockholders on or about April 15, 1994.

     The proxy may be revoked at any time by delivery to the Company at the above address of written notice of revocation, or if the stockholder is present at the annual meeting and elects to vote in person. If not so revoked, the proxy, when executed and returned to the Company, will be voted in accordance with the instructions thereon specified by the stockholder and, if no specification is made, will be voted for the election of the nominees for the Board of Directors listed below and against the shareholder proposal, all as described in this Proxy Statement.

     Stockholders of record at the close of business on April 1, 1994 will be entitled to vote at the meeting. The Company has outstanding only its $1.00 par value Common Stock of which there were 43,518,066 outstanding shares entitled to vote at the close of business on April 1, 1994. Each stockholder is entitled to one vote for each share held and there is no right to cumulate votes.

     Election of directors and approval of the shareholder proposals require the affirmative vote of the holders of at least a majority of the voting power of the Common Stock present in person or represented by proxy at the meeting, provided a quorum is present. Abstentions and withheld votes are counted in determining the presence or absence of a quorum for the meeting and have the effect of a negative vote. Broker non-votes are determining quorum but are not part of the voting power and are not considered in determining the necessary majority.


                            MATTERS TO BE ACTED UPON

     The following matters will be presented, considered and acted upon at the meeting:

                            1.  ELECTION OF DIRECTORS

     Richard L. Conte, Dana L. Shires, M.D. and Robert L. Thomas, presently members of the Board of Directors whose terms expire in 1994, will be nominees for re-election to hold office until the annual meeting in 1997 and until their successors are elected.

     If the enclosed proxy is duly executed and received in time for the meeting and if no direction to withhold the vote is made, shares represented by it will be voted for Messrs. Conte and Thomas and Dr. Shires. If any nominee should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace him, but management has no knowledge that any nominee will refuse or be unable to serve.

INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS

     The Board of Directors held eight meetings during fiscal 1993, all of which were attended by all directors. The Company has standing audit, compensation and nominating committees.

     The Audit Committee met once during the fiscal year. Its members were Messrs. Dennis, Powers, Fleischmann and Thomas and Dr. Shires, all of whom attended the meeting. The Audit Committee reviewed with the auditors the results of the 1992 audit, evaluated the adequacy of the Company's internal accounting controls, the internal audit function and the procedures for recording, evaluating and collecting accounts receivable, and it also reviewed the scope and cost of the audit for fiscal 1993.

     Messrs. Powers, Dennis and Thomas and Dr. Shires were members of the Compensation Committee and the Nominating Committee and attended all meetings of both committees, except that Mr. Thomas was not a member of the Board at the time of the first Compensation Committee meeting and therefore did not attend that meeting. The Compensation Committee held four meetings during the fiscal year. It set executive compensation for 1993. See "Compensation of Executive Officers--Compensation Committee Report on Executive Compensation."

     The Nominating Committee met twice during the fiscal year. It will consider nominees recommended by stockholders; provided that notice of any shareholder recommendation must be written and must include (i) the name, address and number of shares of the Company's Common Stock beneficially owned by the stockholder and the nominee, (ii) all biographical information relating to the nominee, required by law to be disclosed in solicitations of proxies for election of directors and (iii) the nominee's written consent to submission of his or her name to the Nominating Committee for consideration. Such notices may be submitted at any time, but a recommendation of a nominee for the election of directors at an annual meeting of stockholders must be received by the Company no later than the date stockholder proposals for such meeting must be submitted. See "Time for Submission of Shareholder Proposals." The Nominating Committee and the Board have and reserve the right to make all final decisions, in their sole discretion, with respect to nominees for director.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

     The following information is furnished with respect to each nominee and the continuing Directors.*


                                                                                                               DIRECTOR
                                                          OCCUPATION AND                                     CONTINUOUSLY    TERM
     NAME                    AGE                        BUSINESS EXPERIENCE                                     SINCE       EXPIRES
     ----                    ---                        -------------------                                     -----       -------
NOMINEES:

Richard L. Conte . . . . . .  40   Chairman of the Board of Directors since May 21, 1992 and Chief               1991        1994
                                   Executive Officer since April 13, 1992; President 1991-1992; Chief
                                   Financial Officer 1989-1991; Executive Vice President--Dialysis,
                                   European and Home Health Division 1985-1989; General Counsel 1980-1990.

Dana L. Shires, M.D. . . . .  61   Physician in private practice since 1961 specializing in nephrology;          1989        1994
                                   Chairman, Chief Executive Officer and President of LifeLink Foundation,
                                   a not-for-profit corporation.

Robert L. Thomas . . . . . .  69   Retired since 1993; Consultant, 1992-1993 and Executive Director,             1993        1994
                                   1977-1992, National Association of Private Psychiatric Hospitals, a
                                   nonprofit entity.

CONTINUING DIRECTORS:

David L. Dennis. . . . . . .  45   Managing Director, Investment Banking, Donaldson, Lufkin & Jenrette           1991        1996
                                   Securities Corporation, responsible for that corporation's health care and media industry financing on the West Coast since 1989.

Hartly Fleischmann . . . . .  66   Attorney since 1952, member of Fleischmann & Fleischmann, San Francisco,      1972        1995
                                   California, engaged in the general practice of law; counsel to the
                                   Company since 1971.

Jack H. Lindheimer, M.D. . .  62   Corporate Medical Director since 1991; Medical Director, CPC Alhambra         1983        1995
                                   Hospital 1970-1992; physician in private practice since 1960, specializing in psychiatry.

Stephen J. Powers. . . . . .  45   President and Founder, Cronus Partners, Inc. a private investment banking     1991        1996
                                   firm specializing in mergers, acquisitions, corporate reorganizations and general corporate finance since 1988.

David A. Wakefield . . . . .  47   Chairman, Priory Hospitals Group since 1993; Executive Vice President         1992        1996
                                   since 1992, responsible for hospital operations and development in the
                                   United Kingdom and Europe; Senior Vice President--United Kingdom and
                                   European Division 1988-1992.

__________
* Loren B. Shook resigned as a Director of the Company effective October 7, 1993. See "Settlement with Loren B. Shook."


INFORMATION CONCERNING EXECUTIVE OFFICERS

     The following table lists and provides biographical data about the executive officers of the Company.*


                                                                                         PERIOD OF SERVICE AND
      NAME                   AGE               TITLE                                      BUSINESS EXPERIENCE
      ----                   ---               -----                                      -------------------
Richard L. Conte . . . . . .  40   Chairman of the Board and Chief        Appointed April 13, 1992; President 1991-1992; Chief
                                   Executive Officer                      Financial Officer 1989-1991; Executive Vice
                                                                          President--Dialysis, European and Home Health
                                                                          Division 1985-1989; General Counsel 1980-1990.
James R. Laughlin. . . . . .  47   Executive Vice President of the        Appointed Executive Vice President 1993; Appointed
                                   Company and President--                President--Transitional Hospitals Corporation 1992;
                                   Transitional Hospitals Corporation     President, The Phoenix Group, health care consultants
                                                                          1991-1992; Executive Vice President, Development and
                                                                          Administrative Services, Charter Medical Corporation
                                                                          1987-1990.

Kay E. Seim. . . . . . . . .  47   Executive Vice President and           Appointed March 1994; Executive Vice President--U.S.
                                   President--U.S. Psychiatric            Psychiatric Operations 1993; Executive Vice
                                   Operations                             President--West Coast Hospitals 1992; Senior Vice
                                                                          President and Chief Operating Officer, Ramsay Health
                                                                          Care, Inc. 1991-1992; Vice President--Northwest Region
                                                                          of the Company 1986-1991.

Steven S. Weis . . . . . . .  51   Executive Vice President and Chief     Appointed 1991; President, The CFO GROUP, Corporate
                                   Financial Officer                      Financial Management Services 1989-1991.

David A. Wakefield . . . . .  47   Executive Vice President               Appointed 1992; Senior Vice President--United Kingdom
                                                                          and European Division 1988-1992.

Geoffrey J. Deutsch. . . . .  35   Executive Vice President---Marketing   Appointed 1993; Senior Vice President--Marketing 1992;
                                   and Client Services                    Vice President--Marketing and Vice President--
                                                                          Contracting 1991; Senior Director--Sales, Charter
                                                                          Medical Corporation 1990-1991; National Program
                                                                          Consultant, Intracorp/Cigna 1987-1990.

Ronald L. Ooley. . . . . . .  48   Executive Vice President--             Appointed 1993; Senior Vice President--Human Resources
                                   Administration                         1992; Vice President--Human Resources, The Phoenix Group
                                                                          1991-1992; consultant, Core Management Resources, a
                                                                          benefits consulting company, 1990-1991; Senior Vice
                                                                          President--Human Resources, Charter Medical Corporation,
                                                                          1988-1990.

Jack H. Lindheimer, M.D. . .  62   Corporate Medical Director             Appointed in 1991; Medical Director, CPC Alhambra
                                                                          Hospital 1970-1992; physician in private practice since
                                                                          1960, specializing in psychiatry.

Julia Kopta. . . . . . . . .  44   Executive Vice President--Corporate    Appointed 1993; Chairperson, Care Visions Corporation
                                   Planning and Development               1987-1993.

________________
* Loren B. Shook resigned as President and Chief Operating Officer effective October 7, 1993. See "Settlement with Loren B. Shook."


REMUNERATION OF DIRECTORS

     During fiscal 1993 those directors who were not employed by the Company received a fee of $3,000 for each Board meeting and $1,000 for each Committee meeting attended, plus travel expenses, if any, and they will receive the same compensation for 1994. Officers of the Company who serve as directors receive only reimbursement of expenses, if any, incurred in attending meetings. Pursuant to the Company's 1989 Stock Incentive Plan, annual automatic grants of options on 5,000 shares have been and will be made to each nonemployee director on January 26 of each year, the first of such grants having been made on January 26, 1989.

CERTAIN BUSINESS RELATIONSHIPS

     Fleischmann & Fleischmann, of which Mr. Fleischmann is a general partner, was paid $232,520 for legal services rendered to the Company and its subsidiary, Transitional Hospitals Corporation, during fiscal 1993. Also during fiscal 1993, Cronus Partners, Inc., of which Mr. Powers is the president and founder, provided consulting services to the Company. The compensation paid to Cronus Partners, Inc. was not material to that entity or to the Company and does not affect the independence of Mr. Powers. The Company believes that the terms and conditions of its relationships with Cronus Partners, Inc. and Fleischmann & Fleischmann are as favorable as those that could have been obtained from a third party.

INDEBTEDNESS OF MANAGEMENT

     OPTION LOANS. The Company's 1989 Stock Incentive Plan authorizes the Board of Directors to extend credit to enable optionees to exercise their options.
The Board has discretion from time to time to change the terms of such credit. The past policy and practice of the Board has been to require payment of one-third of the option price in cash with the balance payable within the earlier of ten years of the date of exercise or twelve years of the date of grant. The resulting obligations are evidenced by full recourse promissory notes with interest at a rate established by the Board, payable annually, and are secured by a pledge of the stock so purchased. The Company also makes unsecured loans on the same terms to optionees to enable them to pay income taxes due on exercise of options granted thereunder which do not qualify as incentive stock options.

     RESIDENCE LOANS. The Company has loaned $300,000 each to Messrs. Conte and Weis, $299,646 to Ms. Seim and $90,000 to Mr. Deutsch, in each case at 5% interest, to enable these officers to acquire residences in close proximity to their principal business offices. The loans, which are secured by the residences, originally mature in three years and provide for consecutive three-year extensions while employment continues. The loans are paid in monthly installments based on a 30-year amortization. The Company had loaned $300,000 to Mr. Shook on the same terms outlined above. On February 24, 1994, Mr. Shook paid the entire principal balance of such loan, plus accrued interest. See "Settlement with Loren B. Shook."

     SCHEDULE OF INDEBTEDNESS. All of the loans described herein are accelerated and become immediately due and payable ninety days after termination of employment. The following table shows, as to each director or executive officer whose indebtedness exceeded $60,000, the largest aggregate amount of such indebtedness during fiscal year 1993 and the balance due the Company as of February 28, 1994.


                                  Largest           Balance
                                  Aggregate         Due as of
                                  Indebtedness      February 28, 1994
                                  ------------      -----------------
     Richard L. Conte             $298,547           $294,040
     Jack H. Lindheimer             97,020                -0-
     Steven S. Weis                299,278            293,664
     Geoffrey J. Deutsch            90,000                -0-
     Kay E. Seim                   299,646            298,590
     Loren B. Shook                240,945                -0-


LEGAL PROCEEDINGS INVOLVING THE COMPANY AND ITS DIRECTORS AND OFFICERS

     Immediately following the Company's public announcement of an increased charge for uncollectible accounts on September 27, 1991, eleven securities class action lawsuits were filed against the Company and several of its officers and directors in the United States District Court for the Central District of California. These suits allege generally that the Company has in the past made materially false and misleading public statements or failed to disclose material adverse information regarding its earnings, financial condition and business prospects. A shareholders' derivative action was filed at about the same time in the Superior Court for Orange County, California, against the Company and all of its directors alleging breach of fiduciary duty, waste of corporate assets and gross mismanagement based largely on the same operative facts. The Directors and officers who are parties to the shareholders' derivative action may be viewed as having material interests adverse to the Company's in those lawsuits.

     The Company maintains that the public statements and reports in question were complete and correct and that its policy is and always has been to disclose material adverse information publicly and on a timely basis. It has not been possible to assess the likely outcome of these actions, but the Company intends to defend them vigorously. Each of its officers and directors has broad indemnification contracts with the Company and each is also entitled to indemnity under circumstances prescribed by applicable law. In addition, the Company's

Articles of Incorporation and applicable law restrict the liability of its officers and directors for damages for breach of their fiduciary duties.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the outstanding shares of the Company's common stock, to file with the Securities and Exchange Commission and the New York and Pacific Stock Exchanges initial reports of ownership and reports of changes in ownership of such stock. SEC regulations establish specific due dates for these reports. The Company is required to disclose in this proxy statement any failure to file a report for the 1993 fiscal year on a timely basis.

     To the Company's knowledge, based solely upon review of the copies of such reports furnished to it, during the fiscal year ended November 30, 1993 all
Section 16(a) filing requirements applicable to its executive officers and directors were complied with, except that Dr. Lindheimer filed a late report of the disposition of 8,200 shares.

                               BENEFICIAL OWNERSHIP OF MANAGEMENT
      The table under this section of Item 12 is amended in its entirety as follows:


                                             AMOUNT AND NATURE OF
                                             BENEFICIAL OWNERSHIP        PERCENT OF
      NAME                                     AS OF 2/28/94(1)           CLASS(2)
      ----                                   --------------------        ----------
      Richard L. Conte                            215,798
      David L. Dennis                              15,000
      Hartly Fleischmann                           36,665
      James R. Laughlin                            97,000
      Jack H. Lindheimer                           35,000
      Ronald L. Ooley                              22,000
      Stephen J. Powers                            15,000
      Kay E. Seim                                  36,544
      Dana L. Shires                               33,250
      Robert L. Thomas                             10,000
      David A. Wakefield                           83,006
      Steven S. Weis                               82,000

      All directors and executive                 722,263                   1.5%
      officers as a group (14 persons)

_____________
(1) Includes shares subject to options granted under the Company's 1989 Stock Incentive Plan which are presently exercisable or which will become exercisable on or before April 29, 1993, as follows: Mr. Conte, 189,796; Mr. Wakefield, 81,881; Ms. Seim, 36,500; Dr. Lindheimer, 35,000; Mr. Fleischmann, 30,765; Dr. Shires, 25,000; Messrs. Dennis and Powers, 15,000; Mr. Thomas, 10,000; Mr. Ooley, 22,000; Mr. Laughlin, 97,000; Mr. Weis, 82,000; and the group, 677,942. Also includes shares held in trust, for which an above listed person acts as trustee.
(2) In all cases except the group, the holdings represent less than 1% of the outstanding shares of common stock.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows the cash compensation paid by the Company, as well as certain other compensation paid or accrued, (i) to the Chief Executive Officer for his service in all executive capacities during 1992, the fiscal year in which he was appointed chief executive officer and during the fiscal year ending November 30, 1993; (ii) to each of the other four most highly compensated executive officers who were serving as executive officers on November 30, 1993, in all executive capacities in which they served during the fiscal years ending November 30, 1991, 1992 and 1993 and (iii) to a former executive officer who would have been included in (ii) but for the fact that he was not serving as an executive officer on November 30, 1993, in all executive capacities in which he served during the fiscal years ending November 30, 1991, 1992 and 1993:


                           Summary Compensation Table
                           --------------------------
                                                         Long Term
                                                         Compensation
                                 Annual Compensation        Awards
                                 --------------------    ------------
                                                         Securities All
     Name and                                            Underlying Other
     Principal                                           Options/   Compen-
     Position                 Year Salary ($)  Bonus ($) SARs (#)   sation
     --------                 ---- ----------  --------- --------   -----------
 Richard L. Conte,            1993   550,000    412,500  550,000(7)  223,844(8)
 Chief Executive              1992   456,246    150,000   50,000     31,469(9)
 Officer(1)

 James R. Laughlin,           1993   275,000    275,000  115,000
 Executive Vice President of  1992   181,850             100,000
 the Company and
 President--Transitional
 Hospitals Corporation(2)

 Steven S. Weis,              1993   243,577     50,000  115,000
 Executive Vice               1992   219,950     25,000  100,000
 President and Chief
 Financial Officer(3)

 Kay E. Seim, Executive       1993   222,807     50,000  115,000
 Vice President and           1992    89,154     20,000  100,000
 President--U.S. Psychiatric
 Operations(4)

 Ronald L. Ooley,             1993   161,003    123,750   85,000
 Executive Vice President--   1992    37,500

 Administration(5)

 Loren B. Shook(6)            1993   376,557             200,000(7)  468,016(10)
                              1992   379,250     50,000   50,000      28,500(9)
                              1991   300,000                          28,500(9)


- --------------------
(1)  Mr. Conte was appointed Chief Executive Officer on April 13, 1992.
(2) Prior to his appointment as an executive in May 1992, Mr. Laughlin received compensation as a consultant to the Company.
(3)  Mr. Weis joined the Company as an executive on December 15, 1991.
(4)  Ms. Seim rejoined the Company as an executive on June 29, 1992.
(5)  Mr. Ooley was appointed as an executive officer on September 1, 1992.
(6) Mr. Shook resigned as President and Chief Operating Officer effective October 7, 1993. See "Settlement with Loren B. Shook."

                                             FOOTNOTES CONTINUED NEXT PAGE . . .


(7) Includes options on 166,328 and 137,500 shares for Messrs. Conte and Shook, respectively, which were repriced on January 29, 1993 in exchange for their forfeiture of options on 332,656 and 275,000 shares, respectively. See
     "Option/SAR Grants in Last Fiscal Year," "Report on Repricing of
     Options/SARs" and related table. This repricing was disclosed in the Compensation Committee Report on Executive Compensation in the Company's previous Proxy Statement dated April 20, 1993.
(8) Includes $56,528 in life insurance premiums paid by the Company on behalf of Mr. Conte (see "Employment Contracts") and $167,316 deferred compensation (see "Employment Contracts -- Retirement Benefits").
(9)  Deferred compensation accrued for Messrs. Conte and Shook.  See "Employment
     Contracts -- Retirement Benefits."
(10) Paid in connection with the resignation of Mr. Shook.  An additional
     $308,078 was paid in fiscal 1994 to Mr. Shook in connection with his resignation. See "Settlement with Loren B. Shook."



STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of stock options and tandem limited stock appreciation rights ("SARs") under the Company's 1989 Stock Incentive Plan to the named executives during the fiscal year ended November 30, 1993:



                                                Option/SAR Grants in Last Fiscal Year
                                                -------------------------------------
                                                                                                                 Potential
                                                                                                            Realizable Value at
                                                                                                              Assumed Annual
                                                                                                           Rates of Stock Price
                                                                                                               Appreciation
                                                                 Individual Grants                            for Option Term
- -----------------------------------------------------------------------------------------------------     -------------------------
                                                Number of      % of Total
                                                Securities     Options/
                                                Underlying     SARs
                                                Options/       Granted to      Exercise
                                                SARs           Employees       or Base       Expira-
                                                Granted        in Fiscal       Price         tion
Name                                             (#)(1)        Year            ($/Sh)        Date           5% ($)       10% ($)
- ----                                            ----------     ----------      --------      -------      ---------     ---------
Richard L. Conte                                400,000(2)       15.13          10.88        1/29/03      2,735,692     6,932,780
                                                 50,000           1.89           9.50        5/20/03        298,725       757,028
                                                100,000(3)        3.78          29.50        5/20/03        392,810(5)  1,072,470(5)
James R. Laughlin                                10,000            .38          10.88        1/29/03         68,392       173,319
                                                 30,000           1.13           9.50        5/20/03        179,235       454,217
                                                 75,000(3)        2.84          29.50        5/20/03        294,608(5)    804,352(5)
Steven S. Weis                                   10,000            .38          10.88        1/29/03         68,392       173,319
                                                 30,000           1.13           9.50        5/20/03        179,235       454,217
                                                 75,000(3)        2.84          29.50        5/20/03        294,608(5)    804,352(5)
Kay E. Seim                                      10,000            .38          10.88        1/29/03         68,392       173,319
                                                 30,000           1.13           9.50        5/20/03        179,235       454,217
                                                 75,000(3)        2.84          29.50        5/20/03        294,608(5)    804,352(5)
Ronald L. Ooley                                  25,000            .94          10.88        1/29/03        170,980       433,299
                                                 20,000            .76           9.50        5/20/03        119,490       302,811
                                                 40,000(3)        1.51          29.50        5/20/03        157,124(5)    428,988(5)
Loren B. Shook                                  200,000(2)        7.56          10.88        2/28/94(4)   1,367,846     3,466,390


- --------------------
1 Except as disclosed in footnotes 2 and 3, all options vest 20% on the date of grant and on the first day of each of the following four fiscal years.

                                             FOOTNOTES CONTINUED NEXT PAGE . . .


2 Includes options on 166,328 and 137,500 shares for Messrs. Conte and Shook, respectively, vested immediately upon grant which were repriced in exchange for their forfeiture of options on 332,656 and 275,000 shares, respectively, which had an average exercise price of $25.94 for Mr. Conte and $26.81 for Mr. Shook. The granting of these repriced options was disclosed in the Compensation Committee Report on Executive Compensation in the Company's previous Proxy Statement dated April 20, 1993.
3  A special one-time grant of premium priced nonqualified options ("Converging
   Options") were granted on May 20, 1993, at an exercise price of $29.50, which is $20.00 above the closing price of the Company's common stock on the New
   York Stock Exchange on that date. For each year during which the Company meets specific targets or increases total return to shareholders, the exercise price will decrease by $5.00 until the exercise price and the market price of the Company's common stock converge. The exercise price will be fixed at the market price on the date of convergence, and the Converging
   Options will then vest. Thus, the market price must improve above the convergence price before any gain can be realized. If convergence does not occur during the first five years after the grant of the Converging Options, the Converging Options will be cancelled. The intention to grant these Converging Options also was disclosed in the Compensation Committee Report on Executive Compensation in the Company's previous Proxy Statement dated April
   20, 1993.
4  See "Settlement with Loren B. Shook."
5 The potential realizable values of the Converging Options are based on the assumption that the Company meets specific targets so that the exercise price of the Converging Options is reduced by $20 ($5 a year over four years) and converge with the market price of the Company's common stock at (i) $11.55, assuming 5% annual appreciation of the Company's common stock, and (ii)
   $13.90, assuming 10% annual appreciation of the Company's common stock.


OPTION/SAR HOLDINGS

     The following table sets forth the number of shares of Common Stock acquired on exercise of options during the fiscal year ended November 30, 1993, and the number subject to outstanding stock options held by each of the named executives as of the end of that fiscal year. The closing price of the Company's common stock on the New York Stock Exchange on November 30, 1993 was $12.75.


                           Aggregated Option/SAR Exercises in Last Fiscal Year and
                                      Fiscal Year-End Option/SAR Values
                                      ---------------------------------
                                         Number of Securities Underlying  Value of Unexercised,
                    Shares                  Unexercised Options/SARs    In-The-Money Options/SARs
                  Acquired on     Value        At Fiscal Year End          At Fiscal Year End($) 4
     Name        Exercise (#) Realized($)1 Exercisable 2 Unexercisable 3 Exercisable Unexercisable
     ----        ------------ ------------ ------------- --------------- ----------- -------------
Richard L. Conte        0              0        273,062        326,938        431,991        480,509
James R. Laughlin       0              0         48,000        167,000         98,250        205,500
Steven S. Weis          0              0         48,000        167,000         23,250         93,000
Kay E. Seim             0              0         48,000        167,000         98,250        205,500
Ronald L. Ooley         0              0          9,000         76,000         22,375         89,500
Loren B. Shook    105,000        248,125         95,000 5            0         84,375              0


- -------------------
1 Represents the difference between the market value of the underlying securities at exercise minus the exercise or base price.
2 Includes options on 50,000 shares for Messrs. Conte and Shook and 40,000 shares for Mr. Weis which were not "in the money" as of November 30, 1993.
3 Includes Converging Options on 100,000 shares for Mr. Conte, 75,000 shares for Messrs. Laughlin, Weis and Ms. Seim and 40,000 shares for Mr. Ooley, which were not "in the money" as of November 30, 1993.
4 Represents the difference between the closing price of the Company's common stock on November 30, 1993 as reported on the New York Stock Exchange and the exercise price of options that were "in the money" as of that date.
5 Mr. Shook exercised options on all of these shares during fiscal 1994, realizing a gain of $203,750. See "Settlement with Loren B. Shook."


EMPLOYMENT CONTRACTS

     EMPLOYMENT CONTRACTS. The Company has entered into an employment contract with Mr. Conte, which provided (i) for the last seven months of fiscal 1992 and for fiscal 1993, an annual salary of $550,000, subject to annual review by the Board; (ii) an initial employment term ending November 30, 1996 and automatically extending for an additional year on each December 1 of the employment term; (iii) noncompetition, nondisclosure and nonsolicitation covenants; and (iv) payment by the Company of the cost of a life insurance policy for Mr. Conte with a death benefit of not less than $5,000,000. If employment terminates because of Mr. Conte's permanent disability as defined in the contract or if Mr. Conte terminates employment because of a breach of the contract by the Company or within one (1) year after a "change in control" of the Company as defined in the contract, he would be entitled to receive termination payments equal to his salary through the November 30 following the fourth anniversary of such termination and all other compensation and benefits due under the contract and his "Supplemental Retirement Agreement" (see "Retirement Benefits"); and in the case of termination because of a breach by the Company or a "change in control," after such termination, Mr. Conte would not be bound by the noncompetition, nondisclosure and nonsolicitation covenants. Further, all options, contingent bonuses and similar deferred benefits held by Mr. Conte immediately vest and become exercisable upon a change in control. Effective December 1, 1993, Mr. Conte's annual salary was increased to $750,000. See "Compensation Committee Report on Executive Compensation -- Compensation of Chief Executive Officer."

     The Company also has entered into employment contracts with Mr. Weis and Ms. Seim which expire November 30, 1994 and July 1, 1995, respectively, and which automatically renew for additional one-year periods. For fiscal 1992, these contracts provided for annual salaries of $225,000 for Mr. Weis and $200,000 for Ms. Seim and were increased to $250,000 and $225,000, respectively, for fiscal 1993. Effective December 1, 1993, the annual salaries for Mr. Weis and Ms. Seim were increased to $275,000 and $300,000, respectively. Each contract contains noncompetition, nondisclosure and nonsolicitation covenants. If the executive terminates employment within ninety (90) days after a "change in control" of the Company as defined in the agreements, these executives would be entitled to receive termination payments equal to two years' salary and would not be bound by the noncompetition, nondisclosure and nonsolicitation covenants after such termination.

     RETIREMENT BENEFITS. In addition to his employment agreement, Mr. Conte, as of June 1, 1988, entered into a Supplemental Retirement Agreement with the Company pursuant to which he will become vested at the rate of 10% per year in deferred benefits equal to 9 1/2% of his compensation each year plus any amount by which the Company's authorized contributions for him to its profit sharing or any other employee benefit plan cannot be allocated to his account in the plan because the contribution exceeds limits imposed by the Internal Revenue Code of 1986 as amended. Interest will be credited annually to this accrued amount at a rate to be specified from time to time by the Company but at not less than 6% per annum. Distributions of the retirement benefits will be made in 20 equal annual installments commencing 60 days after the later of the executive's 55th birthday or the termination of his employment. During fiscal 1993, the Board of Directors authorized vesting of Mr. Conte's deferred benefits at the rate of 100%, which resulted in $167,316 accrued on behalf of Mr. Conte for that year. See "Summary Compensation Table."

     Mr. Shook had a similar Supplemental Retirement Agreement with the Company. The Company has paid Mr. Shook $258,505, which is 100% of the amount accrued on his behalf, including the amount that would have been credited on June 1, 1994. See "Settlement with Loren B. Shook."

SETTLEMENT WITH LOREN B. SHOOK

     Loren B. Shook resigned as President, Chief Operating Officer and a Director of the Company effective October 7, 1993. Mr. Shook and the Company have entered into an agreement which settles the rights and obligations of Mr. Shook and the Company with regard to his employment. Mr. Shook has released the Company from certain obligations related to his employment and remains subject to certain nondisclosure and nonsolicitation covenants, but he is no longer bound by the noncompetition covenant in the employment contract. The Company has paid Mr. Shook an aggregate of $776,094, consisting of $517,589 severance pay and $258,505 in discharge of its deferred compensation obligations to him, including the amount that would have been credited on June 1, 1994 under the Supplemental Retirement Agreement. The Company will continue to provide Mr. Shook with certain personal benefits through November 30, 1994. In addition, the Company amended Mr. Shook's residential loan agreement to reflect a loan maturity date of September 30, 1998 and annual increases in the interest rate of such loan. On February 24, 1994, however, Mr. Shook paid the entire principal balance of such loan plus interest accrued to that date. See "Indebtedness of Management -- Residential Loans." The Company also extended until February 28, 1994 the expiration date for options to purchase 150,000 and 50,000 shares of the Company's common stock at exercise prices of $10.875 and $14.625 per share, respectively, which options had been fully vested in Mr. Shook at the time his employment terminated. Nonvested options held by Mr. Shook terminated October 7, 1993. Mr. Shook exercised all vested options prior to February 28, 1994.

REPORT ON REPRICING OF OPTIONS/SARS

     REPRICING REPORT OF THE COMPENSATION COMMITTEE. On January 29, 1993 on the recommendation of the Compensation Committee (the "Committee"), the Board of Directors repriced options held by Messrs. Conte and Shook. These options and options held by another executive officer who has since left the Company had been excepted when all of the Company's other outstanding options were repriced early in 1992. Options on 332,656 shares held by Mr. Conte with an average option price of $25.94 per share were cancelled in exchange for options on 166,328 shares issued at an option price of $10.875 per share, $.25 higher than the closing price of the Company's Stock on the New York Stock Exchange on January 29, 1993. Options on 275,000 shares held by Mr. Shook at an average option price of $26.81 per share were cancelled in exchange for options on 137,500 shares at the same option price as Mr. Conte. All of these repriced options were exercisable immediately upon grant. The repricing was undertaken because, at the time, none of the options held by Messrs. Conte and Shook were "in the money," and the Committee believed, and the Board of Directors agreed, that they should have additional incentive for their efforts. This repricing also was disclosed in the Compensation Committee Report on Executive Compensation in the Company's previous Proxy Statement dated April 20, 1993.

                              THE COMPENSATION COMMITTEE

                                   DANA L. SHIRES, M.D.
                                   DAVID L. DENNIS
                                   STEPHEN J. POWERS
                                   ROBERT L. THOMAS


                                                   Ten-Year Option/SAR Repricings
                                                   ------------------------------

                                              Number of                                                    Length of
                                             Securities   Market Price      Exercise                        Original
                                             Underlying    of Stock at      Price at                     Option Term
                                            Options/SARs     Time of         Time of        New         Remaining at
                                             Repriced or  Repricing or    Repricing or   Exercise            Date of
                                               Amended      Amendment       Amendment      Price        Repricing or
          Name                   Date           (#) 2         ($)              ($)          ($)            Amendment
- ------------------------      ----------    ------------   ----------       ---------     -------          ---------
Richard L. Conte,              01/29/93         28,828        10.63           21.79        10.88            One Year
Chief Executive Officer        01/29/93         12,500        10.63           23.63        10.88           Two Years
                               01/29/93        125,000        10.63           27.13        10.88           Two Years

David A. Wakefield,            02/14/92            576        14.63           18.54        14.63            One Year
Executive Vice President       02/14/92          2,882        14.63           21.79        14.63           Two Years
                               02/14/92          1,000        14.63           23.63        14.63         Three Years
                               02/14/92         50,000        14.63           27.13        14.63         Three Years

Loren B. Shook 1               01/29/93         12,500        10.63           23.63        10.88           Two Years
                               01/29/93        125,000        10.63           27.13        10.88           Two Years


- --------------------
1 Mr. Shook resigned as President and Chief Operating Officer effective October 7, 1993. See "Settlement with Loren B. Shook."
2 In exchange for the options repriced on January 29, 1993, Messrs. Conte and Shook forfeited options on 332,656 and 275,000 shares, respectively.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Powers, Dennis and Thomas and Dr. Shires have served on the Company's Compensation Committee during the last fiscal year. Mr. Powers is the president and founder of Cronus Partners, Inc., a private investment banking firm. During the past fiscal year, the Company retained Cronus Partners, Inc. to provide consulting services. See "Certain Business Relationships."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

     The Company's management compensation policies have been designed to encourage and reward substantial efforts to achieve its primary business goal, which is to be the preeminent provider of quality behavioral health and long-term critical care services wherever it operates. These policies must provide remuneration which (i) is competitive in the employment market so as to enable the Company to aggressively pursue and hire talented and experienced professionals capable of adapting one business to be profitable in a very difficult and rapidly changing competitive environment and entrepreneurial managers capable of developing and expanding an entirely new business; (ii) is comprehensive and consistent at all management levels so as to avoid arbitrary differences that historically hindered the Company's ability to retain higher caliber management; and (iii) provides incentives that reward performance and encourage cooperative effort for the good of the Company as a whole and its stockholders.

     The Compensation Committee places heavy emphasis on incentives at all levels to implement these policies. As executive responsibility increases, the performance-based portion of compensation will also increase. Thus, basic salary and employment market considerations will give way to incentives measured both qualitatively and by the short and long-run operating and investment results of the Company as a whole. The Committee strongly believes that this order of priorities enables the Company to respond competitively and relates compensation more directly to enhancement of shareholder value.

1993 ACHIEVEMENTS

     During 1993 the Company executed initiatives designed to adapt to and take advantage of changes in the psychiatric hospital business, expanded its United Kingdom operations and greatly enlarged its new long-term critical care division. Compensation for 1993 was intended to reward Richard L. Conte, the Chief Executive Officer, for his successful direction of these efforts and particularly for his reorganization and reinvigoration of management. Compensation for the other executive officers and for management on all levels provides strong incentives to assure that the Company continues on this course to achieve its goals which are to increase earnings by maintaining itself as a leading provider of psychiatric and related services in this country and the United Kingdom and by the rapid development of the long-term critical care division. The Committee specifically recognized the following achievements in setting compensation without giving any of them specific weighting.

     - The management of the U.S. psychiatric division was completely restructured during 1993. Regional operations were consolidated and the four resulting regional offices were strengthened through the addition of financial officers and other staff, unproductive facilities were closed, administrators at the facilities were given additional authority and responsibility and new administrators capable of accepting these challenges were employed. The restructuring resulted in an annual savings of more than $5 million from the elimination of executive and support staff positions.

     - The Company has implemented cost containment plans and the decline in patient day revenues has slowed. New programs at various levels in the continuum of care have been added, and marketing personnel and programs have been strengthened, resulting in improved admission and patient day trends. These measures led to a profitable final three quarters of the year in spite of the difficult restructuring and large loss in the first quarter.

     - The United Kingdom operations have continued to grow, overcoming the impact of the poor economy there. Three facilities were added in the United Kingdom in 1993 and two more in February of 1994. The Company remains the dominant private psychiatric and substance abuse provider in the U.K. Its achievements in 1993 included, and a major focus of its future growth will be, contracts with the British National Health Service.

     - The expansion of THC has continued, and by the fourth quarter of 1993 its first three facilities in New Orleans, Arlington, Texas and Tampa, Florida were each filled to their available bed capacity. By the end of fiscal 1993, four additional facilities were opened, and since the end of the year four more facilities were opened.

     - Senior management undertook successful efforts to raise additional capital, having concluded a credit agreement with one lender which has provided $40 million in revolving credit for the U.S. and U.K. Negotiations for another such agreement for an additional $50 million with the same lender are currently near conclusion and further initiatives are under discussion with investment bankers.

     - The Company's stock price improved from 10-1/4 at the close of fiscal 1992 on November 30, to 17-7/8 at the end of the first quarter of 1994 on February 28, a 74% increase. This improvement raised the Company's market value more than $325 million. The Company also received "buy" recommendations from three national investment banking firms, the first such ratings since 1991.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Compensation of the Chief Executive Officer was based primarily on the foregoing results. His remuneration took three forms: base salary, bonus and stock options:

     BASE SALARY

     The base salary of the Chief Executive Officer was established initially to reflect the responsibilities he undertook in 1992 to reorganize management and prepare the Company to confront the changes in its psychiatric business in the U.S., to expand its operations in the United Kingdom and to initiate the long-term acute care business. In September of 1992 Mr. Conte's salary was increased to $550,000 per year effective April 13, 1992. This determination was made on the basis of the criteria identified in the introductory paragraphs of this report and an overall evaluation of his performance. This salary was determined with the assistance of an analysis by compensation consultants retained by the Committee. These consultants concluded that this compensation was lower than the average salary of chief executive officers of hospital management firms, some of which are included in the performance graph.

     In November 1993 the Committee recommended and the Board approved an increase in Mr. Conte's salary to $750,000 per year, effective December 1, 1993. This increase reflects the Committee's satisfaction with Mr. Conte's performance over the almost 20 months since April 13, 1992, the date of his previous salary increase and is intended to stimulate comparable or better results in 1994.
This salary is based on an analysis of the remuneration of executives in businesses similar to the Company's, and it takes into account the fact that Mr. Conte's duties as the Company's Chief Executive Officer expanded with the departure of the President and Chief Operating Officer who was earning a base salary of $450,000, plus benefits.

     BONUS

     In November 1993 the Committee recommended and the Board approved a cash bonus of $412,500 based on the criteria mentioned previously and an overall evaluation of Mr. Conte's performance. The Annual Management Incentive Plan adopted by the Board effective December 1, 1992 provided for cash bonuses as a function of pretax profit, quality of service and certain individual objectives for each executive. Because of the large restructuring charge in the first quarter, Mr. Conte could not qualify in the first of these categories. Nevertheless, the Committee and the Board were strongly of the opinion that his performance in reorganizing and improving the Company's psychiatric business and in the dramatic development of the long-term critical care business merited a bonus. The Committee gave equal weight to the performance of the psychiatric and long-term care divisions. With regard to the former, the Committee decided that Mr. Conte achieved his target performance, entitling him to a bonus credit of 50% of the potential award (or 25% of his salary); and with regard to the latter, the Committee strongly believed that Mr. Conte had earned a maximum credit of 100% of the potential award (50% of his salary). The overall bonus, therefore, totalled 75% of Mr. Conte's $550,000 salary. The Board and the Committee believe that this bonus directly recognizes improvements in the Company's general business condition and dramatic increases in shareholder value during the year.

     STOCK OPTIONS

     Stock options are an important part of the Long-Term Incentive Compensation Plan adopted effective December 1, 1993. With the bonus, stock options are the most substantial portion of Mr. Conte's compensation, and they relate his total compensation directly to increases in shareholder value.

     REPRICED OPTIONS. As disclosed in this Committee's previous report contained in the Company's Proxy Statement dated April 20, 1993, on January 29, 1993, on the Committee's recommendation, the Board repriced options held by Mr. Conte. These options and options held by two other top executives who have since left the Company had been excepted from the repricing of all the Company's other outstanding options early in 1992. Options on 332,656 shares held by Mr. Conte with an average option price of $25.94 per share were cancelled as of January 29, 1993 in exchange for new options on 166,328 shares (50% of the cancelled shares) issued at an average option price of $10.875 per share, $.25 higher than the closing price of the Company's stock on the New York Exchange on January 29, 1993. This repricing was undertaken because, at the time, none of Mr. Conte's options were "in the money," and the Committee believed, and the Board agreed, that he should have additional incentive for his efforts.

     NEW OPTIONS. On January 29, 1993, the Committee recommended and the Board agreed to issue new options on 233,672 shares to Mr. Conte at an option price of $10.875 per share, $.25 higher than the closing price of the Company's stock on the New York Stock Exchange on that date. These options were issued separately from the Long-Term Incentive Compensation Plan in order to provide Mr. Conte with a larger stake in the Company's future performance and were disclosed in the Company's previous Proxy Statement dated April 20, 1993.

     In addition to options granted on January 29, 1993, on May 20, 1993, upon recommendation of the Committee and approval of the Board, additional options on 50,000 shares were granted to Mr. Conte, consistent with the Board's executive compensation plan, after an interim review of his performance. These options are priced at the closing price of the Company's stock on the New York Stock Exchange on the date of grant, and they vest 20% on the date of grant and during each of the following four years.

     CONVERGING OPTIONS. On May 20, 1993, pursuant to the Company's Long-Term Incentive Compensation Plan (see "Executive Compensation Plan -- Long-Term Incentive Compensation Plan") a special one-time award of premium priced nonqualified options on 100,000 shares at an option price of $29.50, $20.00 above the closing price of the Company's stock on the New York Stock Exchange on that date was made to Mr. Conte. For each year during which the Company meets specific targets or increases total return to shareholders, the option price will decrease by $5.00 until the option price and the market price of the Company's stock converge. The option price will be fixed at the market price on the date of convergence, and the options will then vest. Thus, the market price must improve above the convergence price before Mr. Conte can realize any gain. If the convergence does not occur during the first five years after grant of these options, the options will be cancelled. The Company met these targets for fiscal 1993. The intention to award these options also was disclosed in the Committee's Report on Executive Compensation contained in the Company's previous Proxy Statement dated April 20, 1994.

EXECUTIVE COMPENSATION PLAN

     On January 29, 1993 the Board of Directors adopted an executive compensation plan, the key elements of which are:

     (I) SALARY. Base salary, benefits and executive perquisites structured to be consistent with competitive market practices and decreasing as a proportion of total compensation as executive responsibility increases.

     (II) CASH INCENTIVES. Incentives linked to short and long-term performances, but weighted to the latter, that emphasize growth in shareholder value. These incentives will permit participating executives to earn significantly above competitive levels when their performance collectively and individually warrants it, but if performance standards are not met, these executives will earn significantly below competitive levels.

     (III) OPTIONS. Stock Options which also are weighted toward long-term performance, will promote efficient management and growth of the Company as a whole and will directly relate management and shareholder interests.

     This program has been effective from December 1, 1993 and provides for base salary, annual cash bonuses based on business unit and individual performance for the year, and long-term bonus and option incentives based on standards related to the overall performance of the Company. The annual cash bonus and long-term elements of the program are "at risk" -- i.e., performance-based -- and are designed to link the interest of the executive with the overall success of the Company, or his or her part of it, and thus with the interests of shareholders. Total compensation for each CPC executive will be variable, but, as indicated above, as executive responsibility increases, so too will the long and short-term performance-based portion of compensation. Each of these plan components is discussed in greater detail below:

     BASE SALARY. Base salaries for executive officers are determined by evaluating the responsibilities of his or her position, and the individual's performance against competitive market remuneration. Salaries of executives will be reviewed annually.

     ANNUAL MANAGEMENT INCENTIVE PLAN: CASH BONUSES. Under the Annual Management Incentive Plan, all management-level personnel, to the level of hospital department directors, have an opportunity to earn cash bonuses. This plan has three performance categories: pretax profit, quality of service and individual objectives. Each category is measured in terms of minimum, target and maximum achievement standards. The Chief Executive Officer, executive officers and senior management are measured against Company-wide standards and other participants against individual and profit center standards. Incentive ranges from 10% to 50% of salary as each target goal is achieved, but no incentive is earned unless the participant's profit center meets its minimum pretax profit goal, so that no individual is rewarded unless his or her group, or the Company, as the case may be, is financially successful.

     LONG-TERM INCENTIVE COMPENSATION PLAN: OPTIONS. The Long-Term Incentive Compensation Plan provides for incentive compensation in the form of cash, annual stock awards and converging options:

     (A) OPTION AWARDS. The Committee intends to review performance not less often than annually and as appropriate award stock options to selected managers. For 1994, it is anticipated that stock options on one million shares will be awarded to approximately 200 employees. These options will be priced at fair market value at the time of grant, will vest 20% on date of grant and during each of the following four years and will have maximum terms of ten years. The 1993 option awards shown in the foregoing tables (see "Summary Compensation Table" and "Option/SAR Grants in Last Fiscal Year") were based on the performance described in this Report (see "1993 Achievements").

     (B) CONVERGING OPTIONS. As anticipated in this Committee's previous report contained in the Company's Proxy Statement dated April 20, 1993, on May 20, 1993 a special one-time award of premium priced nonqualified options at an option price of $29.50, $20.00 above the closing price of the Company's stock on the New York Stock Exchange on that date was made to the following executive officers: Messrs. Conte, Laughlin, Weis, Ooley and Ms. Seim. For each year during which the Company meets specific targets or increases total return to shareholders, the option price will decrease by $5.00 until the option price and the market price of the Company's stock converge. The option price will be fixed at the market price on the date of convergence, and the options will then vest. Thus, the market price must improve above the convergence price before the Company's participating executives can realize any gain. If the convergence does not occur during the first five years after grant of these options, the options will be cancelled. The Company met these targets for fiscal 1993.

     LONG-TERM PERFORMANCE INCENTIVE PLAN. The final element of the Long-Term Incentive Compensation Plan is a Long-Term Performance Incentive Plan ("LTPIP"). The LTPIP will measure executive performance over successive periods against certain financial targets applicable to each of the Company's business segments and strategic criteria established by the Committee. The first performance cycle is a two-year cycle beginning with the 1994 fiscal year. Concurrently, a three-year performance cycle will start so that after three years the executive will be participating in three separate performance cycles at the same time.

     Performance measures will be stated in terms of minimum, target and maximum achievement standards. Incentive opportunities will range from 40% to 50% of average base salary over the performance cycle for achievement of target goals, but no incentive can be earned unless the minimum financial goal is achieved. The Company's chief executive officer has discretion to increase or decrease such award by up to 20% thereof.

     At the end of each performance cycle the incentive will be paid in cash, stock or a combination of cash and stock at the Committee's discretion.

$1 MILLION PAY CAP

     In 1993, the Internal Revenue Code was expanded to add section 162(m), which generally disallows a tax deduction for compensation paid to a company's senior executive officers in excess of $1 million per person in any year. Excluded from the $1 million limitation is compensation which meets preestablished, objective performance criteria or results from the exercise of stock options. While the Company does not presently have a specific policy with respect to qualifying compensation under this new section, the Company believes that compensation to the Company's executive officers resulting from the exercise of stock options will continue to be deductible. The Compensation Committee intends to establish a policy in the future with respect to section 162(m). However, the Company reserves the right to pay compensation to its executives from time to time that may not be tax deductible.

                              THE COMPENSATION COMMITTEE

                                   DANA L. SHIRES, M.D.
                                   DAVID L. DENNIS
                                   STEPHEN J. POWERS
                                   ROBERT L. THOMAS

PERFORMANCE GRAPHS


     The first graph ("A") compares the five-year cumulative total investment return (including reinvestment of dividends) among the Company, the Standard & Poors ("S&P") 500 Index and the peer group, which consists of the following companies: National Medical Enterprises, Inc., Ramsay Health Care Inc., Comprehensive Care Corporation, Charter Medical Corporation and Vencor, Incorporated. Two of these companies were not included in the previous year's performance chart: Charter Medical Corporation, a psychiatric services provider, became a publicly traded entity in mid 1992 and was added to the peer group after a full year of operation as such; Vencor, Incorporated, a long-term critical care provider, was added to the peer group because the Company became one of its competitors in 1993 with the expansion of its subsidiary, Transitional Hospitals Corporation ("THC").


     The second graph ("B") compares the annual percentage improvement in cumulative total return on the Company's stock, using 1989 as the base year, with the S&P 500 Index and a peer group comprising the same companies as indicated in graph "A". Graph "B" also includes the stock performance of the Company and the other two indices through the first quarter of fiscal 1994 ended February 28, in order to reflect the positive reaction of the investment community to the Company's fiscal 1993 fourth quarter and year-end financial results and the addition of four new THC facilities, all of which were reported during the first quarter.


     The third graph ("C") is the same as graph "B" except that it focuses on the percentage improvement in cumulative total return since 1992, the year in which the Company began to implement a new corporate strategy and to build a new management team to carry out that strategy.


                                     [Graph]

                                     [Graph]


                                     [Graph]

                            2.  SHAREHOLDER PROPOSAL

     The following proposal was submitted by Amalgamated Bank of New York, Long View Collective Investment Fund, 11-15 Union Square, New York, New York 10003:

     RESOLVED: The shareholders of Community Psychiatric Centers ("Company" or "Community Psychiatric") recommend that the Board of Directors redeem its Shareholder Rights Plan ("Rights Plan") unless said Rights Plan is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders to be held as soon as practical.

SHAREHOLDER'S SUPPORTING STATEMENT

     WHEREAS the Board of Directors of Community Psychiatric adopted without shareholder approval, a Shareholder Rights Plan which provides that "unless the Board of Directors decides otherwise, outstanding rights to acquire two shares of the Company stock for the price of one will become exercisable in the event there is an attempted takeover."

     WHEREAS we strongly believe that this Rights Plan is a type of anti-takeover device, commonly known as a poison pill, which injures shareholders by reducing management accountability and adversely affecting shareholder value.

     WHEREAS the shareholders of the Company believe the terms of the Rights Plan are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, the shareholders do not believe that the future possibility of a takeover justifies the unilateral implementation of a poison pill Rights Plan.

     WHEREAS the negative effects of poison pill rights plans on the market value of companies' stock have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of poison pill rights plans states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that come from increased bargaining leverage of the target management." Another, more recent study by Professor Michael Ryngaert in 1988 singled out rights plans such as the one authorized by our Company for their negative effect on shareholder value.

     WHEREAS we believe that it is the shareholders who should have the right to vote on the necessity of such a powerful tool which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

     WHEREAS the Company's performance is unsatisfactory. Out of 1,000 companies studied by the United Shareholders of America in 1993, Community Psychiatric was rated near the bottom at number 987.

     WHEREAS in light of what can at best be described as the debatable economic benefit of shareholder rights plans and the undeniably undemocratic way in which such a plan was adopted by our Company, we believe the Shareholder Rights Plan should either be redeemed or voted on by shareholders.

     WE THEREFORE URGE YOU TO VOTE FOR THIS RESOLUTION!

COMPANY'S STATEMENT IN OPPOSITION

     The Board of Directors recommends that the shareholders vote AGAINST this
proposal:                                                         -------

     SUMMARY OF REASONS FOR OPPOSITION

     The Board believes that the Rights Plan will not deter a good-faith takeover offer but instead strengthens the Board's ability, as appropriate, to undertake defensive measures or to negotiate directly with potential acquirers to obtain the highest possible price for the Company's stockholders and to ensure that all stockholders are treated fairly and equally.

     The Board emphasizes that it may redeem the Rights to permit an acquisition that it determines adequately reflects the underlying value of the Company and to be in the best interest of all stockholders. The Board strongly believes that the Plan is in the best interests of the shareholders, that it should remain in place and that the Rights should remain outstanding, but the existence of the Rights gives the Board indispensable time to oppose undesirable acquisitions and to negotiate more desirable ones.

     DISCUSSION

     The Rights Plan is designed to encourage potential acquirers to negotiate directly with the Board of Directors, which the Company believes is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against abuses during the takeover process, such as partial and two-tiered tender offers and creeping stock accumulation programs, which do not treat all stockholders fairly and equally.

     The Rights Plan will allow the Board adequate time and flexibility to (i) defend the Company against undesirable acquisition offers and (ii) negotiate the highest possible bid from potential acquirers, (iii) develop alternatives which may maximize stockholder values, (iv) preserve the long-term value of the Company for the stockholders, and (v) ensure that all stockholders are treated fairly and equally. The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all stockholders. The Board of Directors may, pursuant to the terms of the Rights Plan, redeem the Rights in order to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of all stockholders. Neither does the Plan in any way diminish the fiduciary duties of the Board to the Company and the stockholders if and when an acquisition offer is made.

     In fact, a number of other companies with existing rights plans have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the board of directors, adequately reflected the underlying value of the company and was fair and equitable to all stockholders. The Board believes that rather than deterring good-faith negotiations between a potential acquiror and the Board, the Rights Plan will assist the Board in maximizing the price paid to stockholders in the event the Company is acquired.

     The proponent refers to two studies regarding the effect of rights plans on the trading value of the adopting companies' stock. However, March and October 1988 studies by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that companies adopting rights plans do not lessen the value of their stock and, more importantly, that companies with rights plans received higher takeover premiums than those companies without rights plans. The March 1988 study concluded that companies with rights plans received takeover premiums averaging 69% higher than those received by companies not protected by such plans.

     The proponent also refers to a 1993 study conducted by the United Shareholders of America ("USA"), an entity which has since disbanded. However, that study does not take into account the Company's performance since 1992, the year in which the Company began to implement its new business strategy and to build a new management team to carry out that strategy. See "Compensation of Executive Officers -- Compensation Committee Report on Executive
Compensation -- 1993 Achievements" and " -- Performance Graphs -- Graph C." In addition, that study was based to an extent on nonfinancial criteria selected and rated by USA. The Company disagrees with USA's scoring on certain of those criteria, such as the existence of a shareholder rights plan, and has since implemented a confidential voting procedure and compensation and nominating committees composed of independent board members, which would improve its rating on those criteria.

     The Board of Directors adopted the Rights Plan with the aim of protecting the interests of all stockholders and maximizing the value of their investments in the Company. Based on the Board's collective business experience and knowledge of the Company, it believes that the adoption of the Rights Plan was a valid exercise of its fiduciary obligations to all stockholders and is in accord with the Board's responsibility under Nevada law to manage and direct the management of the Company's business and affairs. The Board does not believe that the Rights Plan will deter an acquisition offer that adequately reflects the underlying value of the Company and that is fair to all stockholders. The Board will continue to fulfill its fiduciary duties and exercise its business judgment in determining whether to redeem the Rights in the event of a specific offer. The Board believes that the redemption of the Rights at the present time, rather than in the context of a specific acquisition proposal, would deprive the board of a key negotiation tool that is invaluable in preserving the long-term value of the Company and protecting all stockholders from coercive and unfair takeover attempts.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                                  OTHER MATTERS

     At the time of this Proxy Statement, the only matters management intends to present at the meeting are those specified in the foregoing notice of meeting. Management is not aware of any other matters to be presented for action at the meeting; however, if any other matters come before the meeting, it is intended that the proxies shall be voted in respect thereto in accordance with the judgment of the persons voting the proxies.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors' present intention is to reappoint Ernst & Young as independent accountants to audit the financial statements of the Company for the current fiscal year. A representative of Ernst & Young is expected to attend the annual meeting of stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne in full by the Company, and in the event an insufficient number of proxies are received to constitute a quorum, there will be further solicitation of stockholders by mail, telephone or oral communication. The Company will also request brokerage houses and other nominees of fiduciaries to forward copies of its proxy material and annual report to beneficial owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so. The Company has retained Kissel-Blake, Inc. to assist in the solicitation of proxies for a fee of $6,000, plus out-of-pocket expenses. Any such further solicitation will be made by regular employees of the Company who will not receive additional compensation.

                  TIME FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholder proposals to be presented at the next annual meeting, which will take place on or about May 19, 1995, must be received by the Company for inclusion in its proxy statement not later than December 16, 1994, unless such meeting date is changed by more than 30 calendar days in which case such proposals must be received a reasonable time prior to mailing of the proxy statement.

                                  ANNUAL REPORT

     The Company's Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. Copies of that report may be obtained by shareholders without charge by writing to Ms. Suzanne S. Hovdey, Community Psychiatric Centers, 24502 Pacific Park Drive, Laguna Hills, California 92656.

     The Company's Annual Report to Shareholders and Supplement thereto which has been mailed or distributed to shareholders of record through April 1, 1994 in advance of or simultaneously with this Proxy Statement contains all the information required to be included therein and in the 10-K Report as filed except that it omits certain exhibits and supplemental financial statements and schedules.

                         COMMUNITY PSYCHIATRIC CENTERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 1994

The undersigned hereby appoints Hartly Fleischmann, Steven S. Weis and Morgan L. Staines, and each of them, the attorneys and proxies of the undersigned with full right of substitution to vote as designated on the reverse all the shares of COMMUNITY PSYCHIATRIC CENTERS common stock held of record by the undersigned on April 1, 1994 at the annual meeting of stockholders of the Corporation to be held on May 19, 1994 at 11:00 a.m., and at all adjournments thereof, with the same force and effect as the undersigned could do if personally present at the meeting.

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND AGAINST THE SHAREHOLDER PROPOSAL, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

Management knows of no other matters which may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in this proxy or their substitutes will vote in accordance with their best judgment on such matters. The proxies appointed may act by a majority of them present at the meeting or, if only one is present, by that one.


                 PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY.

                                                                See Reverse Side

/X/ PLEASE MARK YOUR VOTES LIKE THIS

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER.


- ------------------------
         Common

Management recommends a vote FOR all three nominees:

1. ELECTION OF THREE DIRECTORS to serve until the annual meeting in 1997 and until their successors are duly elected and qualified.
    FOR / /          WITHHOLD FOR ALL / /

    NOMINEES: Richard L. Conte, Dana L. Shires, M.D., Robert L. Thomas

To withhold authority to vote for any individual nominee(s) write the name of the nominee(s) on the space below:


- --------------------------------------------------------------------------------


Management recommends a vote AGAINST the following proposal:

2.  SHAREHOLDERS PROPOSAL recommending that the Board of Directors terminate the Company's Shareholder Rights Plan (the "Rights Plan") and redeem all rights heretofore issued thereunder unless the Rights Plan is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the Company's shareholders to be held as soon as practical.
    FOR / /          AGAINST / /          ABSTAIN / /

Please sign exactly as name appears on stock certificates. When signing as attorney, executor, administrator, trustee, or guardian please give full title as such. If signer is a corporation, sign in full corporate name by authorized officer. Joint owners should each sign personally.

Signature(s)                                                    Date
            ----------------------------------------------------    ------------